£ 500'000.—

ACCESS DEVICES DIGITAL LTD..

10 % SECURED NOTE DUE OCTOBER 31, 2005
convertible at Holder's Option

FOR VALUE RECEIVED, the Company promises to pay to Lender the registered holder hereof (the "Holder"), the principal sum of £ 500'000.— (Pound Sterling five hundred thousand) on October 31, 2005, and to pay interest on the principal sum at maturity of this Note (the "Maturity Date"), at the rate of 10 % per annum accruing from the date of initial issuance of this Note (the "Issue Date").

Accrual of interest shall commence on May 13, 2005 and shall continue until Maturity Date. The principal of and interest on this Note are payable in English Pounds to the Lender at maturity.

This Note is subject to the following additional provisions:

1. This Note is issuable in denominations of Five Thousand Pound Sterling (£5,000) and integral multiples thereof at the request of the holder.

2. At the option of the holder, this note (£500'000.—and accrued interest) is convertible at maturity into common shares of Access Devices Inc. (the U.S. parent company) at a conversion price of US$ 0.25 or equivalent (exchange rate £/US$1.86). After receipt of the principal amount of this Note the (U.S.) Parent Company will commence registration of these shares.

3. This note (face amount including interest) is guaranteed by the U.S. Parent Company, Access Devices Inc., c/o Godwin Gruber LLP, 1201 Elm Street, Dallas, Texas 75270, U.S.A.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: June 6, 2005

ACCESS DEVICES DIGITAL LTD.. U.K.

By: ______________________

Name: S. J. GRIST
Title: CFO

For Guarantee:

Dated: June 6, 2005

ACCESS DEVICES, INC.

By: ______________________

Name:
Title: